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                                                                   EXHIBIT 10.39

                  [LA JOLLA PHARMACEUTICAL COMPANY LETTERHEAD]

October 29, 1998


Mr. William J. Welch
4927 Riding Ridge Road
San Diego, CA  92130

Dear Bill,

On behalf of La Jolla Pharmaceutical Company, I am pleased to offer you the position of Vice President, Business Development reporting to me in my position as CEO. Upon joining the Company, as a regular employee on October 29, 1998 La Jolla Pharmaceutical Company will provide you base compensation at an annual rate of $160,000. Your compensation will be payable biweekly less payroll deductions and all required withholdings, effective your start date. You will also be eligible to participate in the discretionary Executive Bonus Plan based on a combination of subjective and objective factors, including personal and corporate performance goals, on a pro-rated basis. Please note that there are no bonus guarantees.

You will also receive a one time net signing bonus of $12,500, which will be grossed up to include applicable withholdings and payable by separate check at the end of ninety (90) days of regular full time employment at La Jolla Pharmaceutical Company

In addition, La Jolla Pharmaceutical Company will recommend to the Board of Directors that the Company grant you an incentive stock option to buy up to 60,000 shares of LJP common stock in accordance with the Company's stock option plan, with an exercise price equal to the closing price on the day you start with the company and vesting over 5 years at 20% per year.

Beginning the first of the month following your start date you are eligible for the company's vacation, sick leave, holidays, medical, dental and vision benefits as in effect from time to time. Details about these and other employee benefit plans are available for your review.



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William Welch
October 29, 1998
Page 2


As a La Jolla Pharmaceutical Company employee, you will be expected to abide by the Company's rules and regulations, in accordance with our standard employment practices. You will be required to sign an agreement covering Company Confidential Information and Inventions.

You may terminate your employment with La Jolla Pharmaceutical Company at any time and for any reason whatsoever, simply by notifying La Jolla Pharmaceutical Company. Likewise, La Jolla Pharmaceutical Company may terminate your employment at any time whatsoever, with or without cause or advance notice and without any obligation to provide any severance benefits except as set forth in Attachment A or as otherwise agreed by notifying La Jolla Pharmaceutical Company in writing. Since La Jolla Pharmaceutical Company standard policy does not provide for agreements guaranteeing employment for any specific period of time, this offer is not intended to be construed as an employment contract or a guarantee of benefits.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law this offer is subject to satisfactory proof of your right to work in the United States.

To accept this offer of employment under the terms described above, please sign both copies of this letter, Attachment A and the Confidential Information and Inventions Agreement, and return to me at La Jolla Pharmaceutical Company.

Should you have any questions, please do not hesitate to call me. We look forward to having you join our organization and are confident that this will result in a mutually advantageous relationship.

Sincerely,


/s/ Steven B. Engle
---------------------------------
Steven B. Engle
Chairman & CEO



/s/ William J. Welch                                                    10/29/98
---------------------------------                                       --------
William J. Welch                                                        Date




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                                  ATTACHMENT A

        As a supplement to the letter agreement dated October 29, 1998 between La Jolla Pharmaceutical Company ("LJP") and William J. Welch ("WELCH") related to Welch's employment by LJP, Welch and LJP hereby agree as follows:

        In connection with Welch's employment with LJP, LJP's management will recommend to LJP's Board of Directors that LJP grant to Welch an option to purchase up to 60,000 shares of common stock of LJP. Such option, if granted, shall be the "OPTION" for purposes hereof.

        If Welch's employment is terminated by LJP without Cause (as defined below), or if a Change in Control of LJP (as defined below) occurs and Welch's employment with LJP or its successor "terminates in connection with" (as defined below) that Change in Control and in the absence of any event or circumstance constituting Cause, then:

                (i) Welch will be entitled to receive from LJP a severance payment equal to his then-current base salary for a period of nine full calendar months from the date of termination, payable consistent with LJP's normal payroll practices, provided that such payment will be contingent upon execution and delivery by Welch and LJP of a mutual release, in form satisfactory to LJP, of all claims arising in connection with Welch's employment with LJP and termination thereof, and

                (ii) Notwithstanding anything to the contrary in the option plan pursuant to which the Option is granted (the "PLAN"), the Option (or any successor option received by Welch in connection with the Change in Control) shall automatically vest and become fully exercisable as of the date of termination of Executive's employment (the TERMINATION DATE"), notwithstanding any vesting or performance conditions applicable thereto, and shall remain exercisable for a period of one year following the Termination Date or such longer period as is provided by the Plan or grant pursuant to which the Option was granted. However, notwithstanding the foregoing, in no case will the Option be exercisable beyond the duration of the original term thereof, and if the Option qualifies as an incentive stock option under the Internal Revenue Code and applicable regulations thereunder, the exercise period thereof shall not be extended in such a manner as to cause the Option to cease to qualify as an incentive stock option unless Executive elects to forego incentive stock option treatment and extend the exercise period thereof as provided herein.

        For purposes hereof, "CHANGE IN CONTROL" of LJP has the meaning set forth in the Plan in its form as the date of grant of the Option.

        For purposes hereof, "CAUSE" means Welch has (i) engaged in serious criminal activity or other wrongful conduct that has an adverse impact on LJP, (ii) disregarded instructions given to him under the authority of LJP's Board of Directors, (iii) performed services for




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        any person or entity other than LJP and appropriate civic organizations, or (iv) otherwise materially breached his employment or fiduciary responsibilities to LJP.

        For purposes hereof, Welch's employment with LJP or its successor will be deemed to "TERMINATE IN CONNECTION WITH" a Change in Control if, within 180 days after the consummation of the Change of Control, (i) Welch is removed from Welch's employment by, or resigns his employment upon the request of, a person exercising practical voting control over LJP or its successor following the Change in Control or a person acting upon authority or at the instruction of such person; or (ii) Welch's position is eliminated as a result of a reduction in force made to reduce over-capacity or unnecessary duplication of personnel and Welch is not offered a replacement position with LJP or its successor as a Vice President with compensation and functional duties substantially similar to the compensation and duties in effect immediately before the Change in Control; or (iii) Welch resigns his employment with the Company or its successor rather than comply with a relocation of his primary work site more than 50 miles from LJP's headquarters.

        In Witness Whereof, LJP and Welch have entered into this agreement as of October 29, 1998.


LA JOLLA PHARMACEUTICAL COMPANY

By: /s/ Steven B. Engle                 /s/ William J. Welch
   -------------------------------         -------------------------------------
   Steven B. Engle                         William J. Welch
   Chairman & CEO